 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 21, 2017

ESSENDANT INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10653	36-3141189
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Parkway North Blvd. Suite 100 Deerfield, Illinois		60015-2559
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (847) 627-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2017, the Human Resources Committee (the “Committee”) of the Board of Directors (the “Board”) of Essendant Inc. (the “Registrant”) approved a compensation program for Richard D. Phillips. Mr. Phillips was appointed President and Chief Executive Officer of the Registrant on October 24, 2017, at which time his compensation arrangement from his prior term as Interim President and Chief Executive Officer remained in effect. The compensatory changes approved by the Committee reflect adjustments to Mr. Phillips’ compensation commensurate with his new role as President and Chief Executive Officer. The compensation changes approved include:

•	Mr. Phillips’ annual base salary was increased to $825,000, retroactive to his October 24, 2017 appointment as the Registrant’s President and Chief Executive Officer;
•

Mr. Phillips’ annual cash incentive target was increased to 130% of his annual base salary. This target level of annual cash incentive will also apply to the portion of fiscal 2017 during which Mr. Phillips served as President and Chief Executive Officer;

•	Mr. Phillips will be eligible to receive annual long-term equity awards with an economic value target of $2,600,000;
• •

Mr. Phillips will continue to receive a cash perquisite allowance of $2,000 per month;

Mr. Phillips will receive a one-time restricted stock award with a target economic value of $1,000,000 and a one-time performance unit award with a target economic value of $2,000,000 and a maximum value of $4,000,000. These awards will be issued as of January 1, 2018. The restricted stock award will cliff vest on January 1, 2021. To the extent the performance metrics for the performance unit award, which are tied to stock price growth, are satisfied, that award will also vest on January 1, 2021. The awards will also vest in connection with certain termination of employment and change in control scenarios.

On December 21, 2017, the Committee also approved an Amended and Restated Executive Employment Agreement between the Registrant, Essendant Co. and Essendant Management Services LLC (collectively, the “Company”) and Mr. Phillips (the “Employment Agreement”) providing for enhanced severance benefits for Mr. Phillips commensurate with his role as President and Chief Executive Officer. In the event of a qualifying termination, Mr. Phillips’ severance benefits will equal two times his base salary, plus an amount equal to two times his target annual cash incentive, plus an amount equal to the pro-rata actual cash incentive award which would otherwise be payable for the calendar year during which the qualifying termination occurs, and 24 months’ continued medical and/or dental insurance coverage; these amounts would increase to three times base salary, three times target annual cash incentive, an amount equal to the pro-rata actual cash incentive award which would otherwise be payable for the calendar year during which the qualifying termination occurs, and 36 months’ insurance coverage if the termination were to occur on or within two years following a change of control.

Mr. Phillips’ compensation program and the amended Employment Agreement were approved by the Board on December 21, 2017.

Item 9.01Financial Statements and Exhibits.

The following exhibits are filed herewith:

Exhibit No.Description

10.1	Form of Restricted Stock Award Agreement under the Essendant Inc. 2015 Long-Term Incentive Plan
10.2	Form of Performance Unit Award Agreement under the Essendant Inc. 2015 Long-Term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ESSENDANT INC.
Date: December 28, 2017	/s/ Brendan McKeough
Senior Vice President, General Counsel and Secretary